UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 10, 2011

DECKERS OUTDOOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-22446	95-3015862
(Commission File Number)	(IRS Employer Identification No.)

495A South Fairview Avenue, Goleta, California	93117
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code  (805) 967-7611

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On August 10, 2011, Deckers Outdoor Corporation (the “Company”) and its subsidiary Tsubo, LLC (the “Subsidiary”) entered into Amendment Number Two to Second Amended and Restated Credit Agreement and Amendment Number One to Libor/Prime Rate Addendum (“Amendment Number Two”) with Comerica Bank (“Comerica”).  Amendment Number Two amends the terms of that certain Second Amended and Restated Credit Agreement, entered into on May 27, 2010, by and among the Company, the Subsidiary and Comerica (the “Credit Agreement”).

Amendment Number Two amends the Credit Agreement by increasing the maximum availability under the Agreement from $20,000,000 to $60,000,000 during the period commencing on August 10, 2011 and ending on November 30, 2011 (the “Increased Commitment Period”).  During the Increased Commitment Period, amounts borrowed under the Credit Agreement will bear interest at Comerica’s prime rate, plus 0.25% or, at the Company’s option, at the London Interbank Offered Rate, or LIBOR, plus 1.25%.

In addition, during the Increased Commitment Period, Amendment Number Two suspends the following financial covenants of the Company which are generally applicable if the outstanding obligations under the Credit Agreement exceed $2,000,000:

•                                          the requirement that (i) the Consolidated Effective Net Worth (as defined in the Credit Agreement), measured as of the end of each fiscal quarter, be at least $294,891,000, plus (ii) on a cumulative basis,  75% of the Consolidated Net Profit (as defined in the Credit Agreement), and

•                                          the requirement that there be no Consolidated Net Loss (as defined in the Credit Agreement) for two or more consecutive fiscal quarters.

Furthermore, solely during the Increased Commitment Period, Amendment Number Two adds the following financial covenants:

•                                          the requirement to maintain a ratio of the (i) sum of (x) 80% of the Company’s and the Subsidiary’s consolidated net accounts receivable, plus (y) 50% of the Company’s and the Subsidiary’s consolidated inventory, to (ii) the Company’s and the Subsidiary’s consolidated total secured funded indebtedness, as of the end of each fiscal quarter, commencing with the fiscal quarter ended September 30, 2011, of no less than 1.10:1.00; and

•                                          the requirement to maintain a ratio of (i) Consolidated EBITDAR for the trailing four fiscal quarter period, to (ii) the sum of the Company’s and the Subsidiary’s (x) consolidated interest expense, and (y) consolidated rental expense during such period, as of the end of each fiscal quarter, commencing with the fiscal quarter ended September 30, 2011, of no less than 2.25:1.00.

“Consolidated EBITDAR” means, with respect to any period, the result of (a) the sum of (i) the Company’s and the Subsidiary’s consolidated net income, plus (ii) to the extent deducted in calculating such consolidated net income, the sum of the Borrower’s and the Subsidiary’s (1) consolidated interest charges, (2) federal, state and local income taxes payable during such period, (3) depreciation and amortization expense, (4) rental expense, (5) non-cash stock option expense, and (6) other non-recurring expenses reducing such consolidated net income which do not represent a cash item in such period or any future period, minus (b) to the extent included in calculating such consolidated net income, the sum of the Company’s and the Subsidiary’s (i) federal, state and local income tax credits given during such period, and (ii) all non-cash items increasing such consolidated net income, in each case calculated in accordance with GAAP.

Amendment Number Two also increases the percentage fee payable by the Company for certain letters of credit during the Increased Commitment Period from 0.75% to 1.25%, and increases the maximum amount of net loans that the Company can make to certain subsidiaries who are not parties to the Credit Agreement to $75,000,000 in the aggregate per calendar year.

The foregoing summary of Amendment Number Two does not purport to be complete and is qualified in its entirety by reference to Amendment Number Two, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01               Exhibits.

(d)  Exhibits.  The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No.	Description

10.1

Amendment Number Two to Second Amended and Restated Credit Agreement and Amendment Number One to LIBOR/Prime Rate Addendum, dated August 10, 2011, by and among Deckers Outdoor Corporation, TSUBO, LLC and Comerica Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Deckers Outdoor Corporation

Date: August 15, 2011	/s/ Thomas A. George
Thomas A. George
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amendment Number Two to Second Amended and Restated Credit Agreement and Amendment Number One to LIBOR/Prime Rate Addendum, dated August 10, 2011, by and among Deckers Outdoor Corporation, TSUBO, LLC and Comerica Bank.